Exhibit 5.1

Bruce A. Rasmussen & Associates, LLC
ATTORNEYS AND COUNSELLORS AT LAW
2116 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA 55404
612.874.7071
FAX: 612.874.9793

May 11, 2012

Pavana Power Corporation
2000 Webber Street, #3113
Sarasota FL 34238

Re: Pavana Power Corporation Form S-1 Registration Statement

Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Pavana Power Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of 99,765,228 previously issued shares of common stock are duly authorized, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ BRUCE A. RASMUSSEN & ASSOCIATES, LLC